EXHIBIT A

                          PLAN OF MERGER
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          PLAN OF MERGER, dated as of February 21, 1997, between
DYNAMET INCORPORATED, a Pennsylvania corporation ("DI"), and DY ACQUISITION CORPORATION, a Delaware corporation ("DYAC") (such corporations being hereinafter sometimes collectively referred to as the "Constituent Corporations"). All of the outstanding capital stock of DYAC is owned by CARPENTER TECHNOLOGY CORPORATION, a Delaware corporation ("CTC").

          The Boards of Directors of DI, DYAC and CTC have determined that it is advisable and in the best interests of their respective corporations and shareholders that DI be merged into DYAC upon the terms and conditions set forth herein and in that certain Agreement and Plan of Merger dated January 6, 1997 by and among DI, the shareholders of DI and CTC (the "Merger Agreement") and in accordance with the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania (the "PA BCL") and the General Corporation Law of the State of Delaware (the "DE GCL").

          1.   MERGER.  DI shall merge into DYAC (the "Merger")
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and the separate existence of DI shall cease.  DYAC shall be the surviving corporation of the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue its existence under Delaware law under the name "DYNAMET INCORPORATED." The Merger shall become effective at the close of business on the date upon which appropriate articles of merger, to which this Plan of Merger will be attached, are filed with the Department of State of the Commonwealth of Pennsylvania and a certificate of merger is filed with the Office of the Secretary of State of the State of Delaware (the "Merger Date").

          2.   CERTIFICATE OF INCORPORATION; BYLAWS.
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               (a)  Certificate of Incorporation.  The
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Certificate of Incorporation of DYAC as in effect on the Merger
Date, amended to reflect the corporate name specified in
Section 1, shall be the Certificate of Incorporation of the Surviving Corporation until changed as provided in the DE GCL.

               (b)  Bylaws.  The Bylaws of DYAC as in effect on
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the Merger Date shall be the Bylaws of the Surviving Corporation until changed as provided therein and in the DE GCL.

          3.   CONVERSION OF SHARES OF CAPITAL STOCK.  On the
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Merger Date, as a result of the effectiveness of the Merger:

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               (a)  Conversion of DYAC Capital Stock.  Each share
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of Common Stock, par value $1 per share, of DYAC issued and outstanding immediately prior to the Merger Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of Common Stock, par value $1 per share, of the Surviving Corporation.

               (b)  Conversion of DI Stock.  Each share of Common
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Stock, par value $5 per share, of DI ("DI Stock") issued and outstanding immediately prior to the Merger Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, in lieu of shares or other securities or obligations of the Surviving Corporation, (i) the right to receive $166.0581 in cash and (ii) 9.0704 shares of Common Stock, par value $5 per share, of CTC ("CTC Stock").

               (c)  Effect of Recapitalization.  In the event
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that, between the date of this Plan of Merger and the Merger
Date, the number of outstanding shares of CTC Stock is increased by a stock split, stock dividend or recapitalization, a proportionate adjustment will be made in the number of shares of CTC Stock into which each share of DI Stock will be converted pursuant hereto.

          4.   EXCHANGE OF CERTIFICATES AND CASH PAYMENTS;
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FRACTIONAL INTERESTS.
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               (a)  Surrender of DI Stock Certificates.  The
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stock transfer books of DI shall be closed as of the Merger Date, and the holders of record of outstanding shares of DI Stock as of that date shall be the shareholders entitled to surrender their certificates to CTC, or to an exchange agent to be designated by CTC if CTC determines in its sole discretion to appoint such an agent (if so appointed, the "Exchange Agent"), in exchange for the cash amounts and certificates representing the number of whole shares of CTC Stock to which they are entitled pursuant to the conversion provisions set forth in Section 3(b) hereof. In the event that any transfer or assignment of the record ownership of any of the outstanding shares of DI Stock has occurred which has not been registered in the stock transfer books of DI at or before the Merger Date, or shall occur after the Merger Date, payment of the appropriate cash amount and delivery of the appropriate CTC Stock certificate shall be made to such transferee upon presentation to CTC (or to the Exchange Agent) of the certificates representing such shares of DI Stock, duly endorsed or assigned and accompanied by such documents as may be required to evidence such transfer or assignment and by the amount of any transfer or other taxes due in respect thereof.

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               (b)  Fractional Interests.  Fractional shares of
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CTC Stock will not be issued, but in lieu thereof cash in an amount equal to the fractional part of a share of CTC Stock to which a holder of DI Stock would otherwise be entitled multiplied by the Per Share Value (as hereinafter defined), rounded up to the next full cent, will be paid by check by CTC (or the Exchange Agent) to such holder. For purposes of this paragraph, "Per Share Value" shall mean $34.

          5.   PAYMENT OF DIVIDENDS.  No holder of a certificate
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representing shares of DI Stock shall be entitled to receive any dividends with respect to the shares of CTC Stock to which such holder is entitled pursuant hereto, unless and until such holder shall have surrendered such certificate to CTC (or the Exchange Agent, if appointed) for the cash amount and the certificates representing the shares of CTC Stock deliverable in exchange therefor. When the exchange is made, dividends which would otherwise have been payable on such shares of CTC Stock, if any, shall then be paid to such holder without interest.

          6.   EFFECT OF MERGER.  Upon the effectiveness of the
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Merger, all of the property, real, personal and mixed, and
franchises of each of the Constituent Corporations and all debts due on whatever account to either of them, shall be deemed to be transferred to and vested in the Surviving Corporation without further action and the title to any real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger.
The Surviving Corporation shall thenceforth be responsible for all the liabilities and obligations of each of the Constituent Corporations (including any liabilities in respect of demands made by holders of DI Stock dissenting from the Merger) and the liabilities of the Constituent Corporations or of their shareholders, directors or officers shall not be affected, nor shall the rights of the creditors thereof or of any persons dealing with such corporations or any liens upon the property of such corporations be impaired by the Merger, and any claim existing or action or proceeding pending by or against either of such corporations may be prosecuted to judgment as if the Merger had not taken place or the Surviving Corporation may be proceeded against or substituted in its place.

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          7.   INDEMNIFICATION OF DI DIRECTORS AND OFFICERS.
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               (a)  Undertaking to Indemnify.  From and after the
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Merger Date and subject to the terms and conditions hereinafter set forth, the Surviving Corporation shall indemnify and hold harmless for a period of six years from the Merger Date, to the fullest extent consistent with and permitted by applicable law, each present and former director and officer of DI (collectively, the "Indemnified Parties") from and against any threatened, pending or completed action or proceeding brought against any such Indemnified Party in such party's capacity as a director or officer of DI (individually, a "Claim") as provided in the articles of incorporation and bylaws of DI as of the date hereof. In the event any Claim is asserted or made and written notice thereof is received by the Surviving Corporation within such six-year period, all rights of the Indemnified Parties hereunder in respect of such Claim shall continue until final disposition thereof. The Surviving Corporation, to the fullest extent consistent with and permitted by applicable law, shall periodically advance as incurred reasonable expenses directly related to the defense of a Claim; provided, that the Indemnified
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Party to whom such expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification hereunder.

               (b)  Procedures for Defense of Claims.  In the
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event of the assertion of any Claim with respect to which the
Surviving Corporation may be obligated to indemnify hereunder, the Indemnified Party or Parties against whom such Claim is asserted will promptly notify the Surviving Corporation thereof in writing, specifying the nature of such Claim in reasonable detail and including copies of any pleadings or correspondence relating thereto, and the Surviving Corporation shall assume the defense thereof with legal counsel of its choice, who will be reasonably satisfactory to the Indemnified Party or Parties. The Surviving Corporation shall not be responsible for any fees, costs or expenses of other counsel or any other expenses subsequently incurred by any such Indemnified Party in connection with the defense of such Claim, unless the Surviving Corporation fails to assume such defense within 15 days after receipt of written notice of such Claim, in which case such Indemnified
Party may retain counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay promptly all reasonable fees, costs and expenses of such counsel; provided, however,
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that the Surviving Corporation shall be obligated for the fees and expenses of only one firm of counsel (together with appropriate local counsel) for all of the Indemnified Parties in respect of any Claim, unless such use of one counsel would present a conflict of interest of such a nature as to render impossible the provision of a reasonably adequate defense for certain of the Indemnified Parties, in which case the Surviving
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Corporation's obligation will include the reasonable fees, costs and expenses of separate counsel for such parties.  The
Indemnified Parties shall cooperate with the Surviving
Corporation and each other in the defense of any Claim.

               (c)  Settlement Conditions.  No settlement shall
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be effected by or on behalf of any Indemnified Party without the prior written consent of the Surviving Corporation, which shall not be unreasonably withheld. In addition, the Surviving Corporation shall be released from any further obligation to an Indemnified Party hereunder in respect of any Claim upon the unreasonable refusal of such Indemnified Party to consent to any settlement, compromise or entry of judgment with respect to such Claim which would result in a complete release of such Indemnified Party from all liability arising from such Claim.

          8.   FURTHER ASSURANCE.  If requested by the Surviving
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Corporation or by its successors or assigns, DI will execute and deliver such instruments and take or cause to be taken such other or further action as the Surviving Corporation may deem necessary or desirable in order to vest or perfect in, or confirm of record or otherwise to, the Surviving Corporation title to and possession of all of its property, rights, privileges, powers or franchises, and otherwise to carry out the purpose hereof.

          9.   DIRECTORS OF SURVIVING CORPORATION.  Upon the
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Merger Date, the following persons shall constitute the Board of
Directors of the Surviving Corporation, each of whom shall hold office until the next annual meeting of the shareholders of the Surviving Corporation and until their successors have been duly elected and shall have qualified:

                    Robert W. Cardy
                    G. Walton Cottrell
                    John R. Welty

               If, at the Merger Date, any vacancy exists on the Board of Directors it will be filled in the manner provided in the Bylaws of the Surviving Corporation.

          10.  DI SHAREHOLDER APPROVAL.  This Plan of Merger has
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been submitted to and unanimously approved by the shareholders of
DI as provided by the PA BCL and by CTC as the sole stockholder of DYAC as provided by the DE GCL and, in accordance with the requirements of such law, there shall be filed with the appropriate state authorities such documents, executed in such a manner as may be necessary to effect the Merger at the Merger Date.

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          11.  TERMINATION OF PLAN.  This Plan of Merger shall be
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terminated and the Merger abandoned upon termination of the
Merger Agreement pursuant to the provisions of Section 6.3 thereof.

          12.  MODIFICATION OF PLAN.  This Plan of Merger may be
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amended or supplemented in any manner at any time and from time to time prior to the Merger Date by mutual consent of the Boards of Directors of the Constituent Corporations, except that no change may be made in the conversion amount set forth in
Section 3(b) hereof without the prior approval thereof by the shareholders of DI.

          IN WITNESS WHEREOF, each of the Constituent
Corporations has executed this Plan of Merger on the date first above written.

                              DYNAMET INCORPORATED



                              By:_______________________________
                                   Peter C.  Rossin
                                   Chairman of the Board

                              DY ACQUISITION CORPORATION



                              By:_______________________________
                                   Robert W. Cardy
                                   President
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